ATLAS CORPORATION                                          NEWS RELEASE

370 SEVENTEENTH STREET, SUITE 3050                         NYSE:  AZ
DENVER, CO  80202
USA

                           ATLAS CORPORATION REPORTS
                          SECOND QUARTER 1997 RESULTS

                       _________________________________



   DENVER, COLORADO - AUGUST 15, 1997 - ATLAS CORPORATION today reported a net loss of $9,178,000 or $.38 per share on mining revenues of $1,649,000 for the six months ended June 30, 1997 compared with a net loss of $4,101,000 or $.20 per share for the same period in 1996 which had no operating revenues. The 1997 net loss includes a one-time charge of $5,411,000 on the Company's repurchase of the $9,810,000 outstanding principal and accrued interest due on its 7% Exchangeable Debentures. Without this item, the net loss for the three and six month periods ended June 30, 1997 would be $2,201,000 and $3,767,000, respectively, compared with a net loss of $2,989,000 and $4,101,000 in the same periods in 1996.

   Operations resulted in cash production costs for the three and six month periods ended June 30, 1997 of $778,000 and $1,392,000, respectively, and depreciation, depletion and amortization charges of $186,000 and $436,000 for the same periods, neither of which were incurred in the 1996 period, during which the Company had no active mining operations. General and administrative expenses and shutdown and standby costs for the three month period ended June 30, 1997 were reduced by 62% and 55%, respectively, from those incurred in the comparable 1996 three month period and by 56% and 59% for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996. Exploration and prospecting costs for the three and six month periods ended June 30, 1997 were $82,000 and $639,000, the latter of which included a non-recurring charge described below, compared to $79,000 and $168,000 for the corresponding 1996 periods.

   Other non-recurring items were an equity loss of $1,722,000 in the 1996 six month period attributable to Atlas's investment in Vista Gold Corp., offset by a one-time gain of $1,333,000 on the sale of Vista's common shares in October 1996. The loss for the six-month period ended June 30,1997 also includes a charge of $450,000 relating to the termination of a joint venture agreement with Vista, in January 1997 and a $1,225,000 writedown of the Doby George property in the second quarter to reflect current market conditions.

   Atlas's working capital deficit of $3,657,000 at June 30,1997 was primarily the result of the Company's $1,690,000 in capital expenditures in the three month period ended June 30, 1997 of which $1,368,000 related to the ongoing mine and mill expansion at its Bolivian properties and $322,000 was utilized for development and construction costs at the Tucker Hill perlite facility in Lakeview, Oregon. Working capital at June 30, 1996 was $4,464,000 principally as a result of the release of $10,000,000 in funds provided by the 1995 placement of the 7% Exchangeable Debentures. In April 1997 Atlas completed a short-term

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   bridge loan for $500,000 with CaribGold Resources Inc. of Toronto. In May
   1997 the Company also completed a $3,000,000 financing agreement with the Corporacion Andina de Fomento to fund development of Atlas's Bolivian properties of which $2,300,000 was received during the second quarter. The remaining $700,000 is expected this fall.



   Six Month Highlights:
   ---------------------

 .  Bolivian Mill Expansion and Mine Development Program
   The Bolivian operations, owned and managed by Atlas's wholly-owned subsidiary Arisur Inc., showed positive cash flow and an operating profit in the second quarter of this year, including all production costs and depreciation, depletion and amortization expense. Arisur completed the mill expansion program in April 1997 and expects to complete its initial underground mine development program for the Andacaba, Don Francisco and Koyamayu mines by the end of the year. Mr. Vernon E. Smith joined Arisur as President earlier this year. His credentials include the successful management of a number of mining operations in both North and South America.

   The mine development program is expected to increase production at Andacaba from 220 tonnes to 400 tonnes per day and at the Don Francisco and Koyamayu mines from 80 tonnes to a combined 300 tonnes per day. The expansion of the Don Roy mill at Andacaba has increased processing capacity to 600 metric tons per day. The Comali mill, which was acquired in late 1996, will have additional throughput of up to 250 tonnes per day when it commences operations, expected in 1998. The mill expansion and completion of the mine development programs are expected to result in annual production of 1,950 tonnes of lead, 5,550 tonnes of zinc and 613,000 ounces of silver providing approximately $10,000,000 of annual revenue after smelting costs and before transportation charges.


 .  Upgrade of Tucker Hill Perlite Production Facility
   Cornerstone Industrial Minerals Corporation, a majority-owned subsidiary of Atlas, produced and delivered the first shipment of its processed perlite ore in February 1997. Subsequent production was suspended while operating improvements could be completed and storage facilities added. Operations began again in mid-June. Throughput at the mill is expected to increase to the permitted capacity of 100,000 tons annually by mid-1998. Mr. Julian T. Garcia joined the Cornerstone staff as Vice President and General Manager on August 4, 1997.


 .  Agreement Finalized for Barrick to Begin Work on Gold Bar
   On June 6, 1997 Barrick Gold Exploration Inc. completed the purchase from Atlas of 90% of the Gold Bar claim block with an option to acquire the balance within two years. Atlas received $1,000,000 in cash from Barrick and Barrick purchased one million new Atlas common shares at $1 per share as a result of the transaction. Under the terms of the purchase agreement Barrick is obligated to spend $3,000,000 on the property over the two year period. Unless at the end of the two year period Barrick elects to reconvey Gold Bar to Atlas, Atlas may choose either to receive an additional $15,000,000 in cash and retain a 2% net smelter royalty, or to participate with Barrick in the

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   further exploration and development of the property as a 25% carried joint venture participant. If Atlas elects to participate as a joint venture partner, Barrick will spend a minimum of $15,000,000 on the project before any contribution by Atlas will be required.


 .  Repurchase of 7% Exchangeable Debentures due October 25, 2000
   Atlas repurchased all of the $9,810,000 of outstanding principal amount of its 7% Exchangeable Debentures together with accrued interest on June 25, 1997. The Debentures, together with accrued interest, were exchanged for a combination of 1,500,928 new issue Atlas common shares and the 8,313,065 Vista Gold Corp. common shares owned by Atlas which had secured the Debentures. The transaction removed a substantial liability from Atlas's balance sheet and eliminated $700,000 in annual interest charges.


 .  Receipt of Technical Evaluation Report from the US Nuclear Regulatory
   Commission

   In March 1997 the US Nuclear Regulatory Commission issued its final Technical Evaluation Report on Atlas's proposed reclamation plan for its uranium mill site located near Moab, Utah. The Report concluded that the plan for capping the uranium tailings on-site meets its technical requirements. The final step in the reclamation process is the Commission's Final Environmental Impact Statement which Atlas expects to receive in late 1997 or early 1998, at which time the Company can proceed with final reclamation of the site.


   Subsequent Event:
   ----------------

   Following the quarterly period covered by this Release, on August 11, 1997 Atlas received a delisting notice from the New York Stock Exchange.
   According to the notice received by the Company, it has continued to fall below the Exchange's continued listing criteria based on the Company's second quarterly filing dated June 30, 1997. The notice becomes effective before the opening of trading on Friday, August 29, 1997 when trading of Atlas shares on the New York Stock Exchange will be suspended. The Company is currently considering alternative exchanges for the trading of its shares, which include both American and Canadian stock exchanges.

   Mr. Douglas R. Cook, Chairman, stated, "We are greatly disturbed that the New York Stock Exchange has chosen this moment to delist Alas. The Company has shown that it has effectively implemented its turnaround plan. Atlas showed good operational progress in the second quarter, with the Bolivian operations becoming profitable and producing positive cash flow and the results of our cost-cutting program beginning to contribute substantial savings."

   "Atlas has continued to demonstrate reductions in general and administrative expense and containment of standby costs at the Gold Bar property. In June we repurchased our 7% Exchangeable Debentures, releasing Atlas from $700,000 in annual interest payments. We are in final negotiations to option the Doby George property at an acceptable price, and we are working on a joint venture for our Grassy Mountain gold property in order to secure the time and funding needed for further exploration and development efforts there. During the first six months we received the final Technical Evaluation Report from the Nuclear Regulatory Commission, giving us a clear

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   indication that we are close to resolving an environmental issue which has adversely affected our value for over a decade."

   "We have now fully divested our investment interests in other companies and returned to managing our own operations once again with real potential for growth in both our Bolivian and Tucker Hill operations," Mr. Cook continued. "At Tucker Hill we are back in production and expect to reach full permitted capacity for production of our perlite ore in 1998. The addition of Mr. Julian T. Garcia as Vice President and General Manager brings the welcome benefits of his 20 years experience in the perlite industry and an active focus on marketing of our perlite products."

   "Progress in Bolivia was severely restricted during the first three months of the year due to unseasonably heavy flooding, which constrained our expansion efforts. However, subsequent to Mr. Smith joining Arisur as President, our mining operations in Bolivia have benefited from completion of the mill expansion program and the ongoing mine development program." Mr. Cook concluded, "We expect the development program to combine greater operational efficiencies with improved production capacity and that the operation will continue to show increasing profitability, helping us most quickly to return value to our shareholders."

   Atlas Corporation is an international diversified mining company with gold properties and development projects in North America and lead, zinc and silver production in Bolivia, South America. The Company's publicly traded 65%-owned subsidiary Cornerstone Industrial Minerals Corporation produces the industrial mineral perlite from its Oregon facility.


   FURTHER INFORMATION PLEASE CONTACT:
   James R. Jensen
   Treasurer/Controller
   Phone:  303-629-2429

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                        Condensed Statement of Operations
                      (in thousands, except per share data)

                                                                     Three Months Ended                 Six Months Ended
                                                                           June 30,                         June 30,
                                                                 -----------------------------       --------------------------
                                                                    1997             1996                1997         1996
                                                                 (unaudited)      (unaudited)        (unaudited)   (unaudited)
Mining revenue                                                      $    995      $        -           $  1,649      $       -
Costs and expenses:
    Production costs                                                    (778)              -             (1,392)             -
    Impairment of mineral property                                    (1,225)              -             (1,225)             -
    Depreciation, depletion and amortization                            (186)              -               (436)             -
    Shutdown and standby costs                                          (125)            (279)             (232)          (561)
    General and administrative expenses                                 (619)          (1,635)           (1,258)        (2,846)
    Exploration and prospecting costs                                    (82)             (79)             (639)          (168)
                                                                 ------------    -------------       -----------   ------------

      Gross Operating Loss                                            (2,020)          (1,993)           (3,533)        (3,575)
                                                                 ------------    -------------       -----------   ------------

Other income (expense)
    Interest expense                                                    (297)            (214)             (607)          (637)
    Interest income                                                       79              168               196            329
    Equity in loss of unconsolidated subsidiary                            -           (1,026)                -         (1,722)
    Gain on sale of marketable securities                                  -                -                 -          1,333
    Gain from joint venture agreement                                     63                -                63              -
    Loss on repurchase of debentures                                  (5,411)               -            (5,411)             -
    Other                                                                (62)             (19)               41            (13)
                                                                 ------------    -------------       -----------   ------------
Loss from continuing operations
  before minority interest                                            (7,648)          (3,084)           (9,251)        (4,285)
Minority interest in net loss of subsidiary                               36               95                73            184
                                                                 ------------    -------------       -----------   ------------

      Net Loss                                                       $(7,612)     $    (2,989)         $ (9,178)     $  (4,101)
                                                                 ============    =============       ===========   ============

  Net Loss per share of common stock:                                $ (0.31)     $     (0.15)         $  (0.38)     $   (0.20)
                                                                 ============    =============       ===========   ============

Average number of common shares outstanding                           24,582            20,092           24,389         20,071
                                                                 ============    =============       ===========   ============

Comparative Balance Sheets                                                                              June 30,
                                                                                                          1997       December 31,
                                                                                                      (unaudited)        1996
                                                                                                    -------------------------------
Assets:
    Current assets                                                                                    $   3,225         $  2,881
    Property, plant and equipment (net)                                                                  20,281           19,387
    Investment in Vista Gold Corp.                                                                            -           11,542
    Other assets                                                                                          6,831            7,871
                                                                                                     ------------      ------------
                                                                                                      $  30,337         $ 41,681
                                                                                                     ============      ============

Liabilities and Stockholders' Equity:
    Current liabilities                                                                               $   6,882         $  5,809
    Long-term debt                                                                                        5,800           13,310
    Long-term liabilities                                                                                10,190            9,505
    Minority interest                                                                                       613              685
    Total stockholders' equity                                                                            6,852           12,372
                                                                                                     ------------      ------------
                                                                                                      $  30,337         $ 41,681
                                                                                                     ============      ============

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